EXHIBIT 10.12

(1)  ANABEL JOHANNA LENA OELMANN

(2)  THE HEALING COMPANY INC.

SHARE PURCHASE AND TRANSFER AGREEMENT

THIS SHARE PURCHASE AND TRANSFER AGREEMENT (the “Agreement”) is made on March 10th 2022

BETWEEN:

(1)	ANABEL JOHANNA LENA OELMANN, born January 7th, 1997 and business-addressed at c/o HAUSplus GmbH, Hohenzollerndamm 125, 14199 Berlin, Germany (the “Seller”)

(2)	THE HEALING COMPANY INC., a stock corporation organised under the laws of the State of Nevada, United States of America, with registered address at 711 S. Carson Street, Suite 4, Carson City, Nevada 89701, United States of America (the “Purchaser”)

Seller and the Purchaser are each defined as a “Party” and together the “Parties”.

RECITALS:

(A)

The Seller is sole shareholder of NOEO GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, with registered seat in Berlin, Germany, and registered address at c/o HAUSplus GmbH, Hohenzollerndamm 125, 14199 Berlin, Germany, registered with the commercial register of the local court of Berlin (Charlottenburg) under identification number HRB 228007 B (the “Company”).

(B)	The Purchaser is a holding company investing in innovative start-ups.

(C)	The Purchaser intends to acquire shares constituting 100% of the share capital of the Company from the Seller (the “Transaction”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. The following words and expressions have the meanings set out below:

“Affiliate”	means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified person.

“Business”	means the business operations of the Company as carried out on the Closing Date (as defined in Clause 3.2 below).

“Control”	means the capability to determine business and financial policies of a person, whether by the ownership of equity shares, board representation, as trustee, by contract or otherwise. “Controlled” and to “Controls” shall have the correlative meaning.

“EUR”	means the common currency of the European Monetary Union, the euro.

“Person”	means, regardless of whether he, she or it has legal personality or not, an individual, any Legal Entity or any governmental entity (or any department, agency, or political subdivision thereof) irrespective of the jurisdiction in or under the law of which it was incorporated or exists.

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“Taxes”	means all taxes, fees, duties, contributions, including social security contributions, and other public-law levies assessed by a domestic federal, state or local authority or a corresponding foreign authority or any other sovereign entity and/or owed on the basis of statutory provisions. Taxes also include all payments under trade tax and value-added tax levy agreements or similar agreements or exemption agreements relating to taxes, furthermore all ancillary tax payments such as interest, costs and tax surcharges, as well as penalties and fines in connection with taxes that are owed by law or imposed by tax authorities.

“Tax Returns”	means all declarations, notifications, advance notifications and other documents and records to be submitted or filed with or vis-à- vis the tax authorities in connection with taxes.

1.2	Interpretation. In this Agreement unless the context otherwise requires:

1.2.1	any reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement; and any Schedules form part of and are deemed to be incorporated in and in references to this Agreement; in the case of a conflict between any Schedules and the provisions of this Agreement, the provisions of this Agreement shall prevail, provided that this shall not apply to a conflict between an agreement or contract attached hereto in any Schedule, if and as executed by the respective parties thereto, and the provisions of this Agreement;

1.2.2	any reference to a statute or statutory provision includes a reference to that provision as amended, re-enacted or replaced and any regulations or orders made under such provisions from time to time whether before or after the date of this agreement and any former statutory provision replaced (with or without modification) by the provision referred to except to the extent that any amendment, re-enactment or replacement coming into force after the date of this Agreement would increase or extend the liability of the Parties to one another;

1.2.3	any reference in this Agreement to this Agreement or to any other agreement or document includes a reference to this Agreement, or (as the case may be) such other agreement or document, as amended, varied, novated, supplemented or replaced from time to time;

1.2.4	any reference to the singular includes a reference to the plural and vice versa; and any reference to any gender includes a reference to the other genders; and

1.2.5	headings and titles are used for ease of reference only and do not affect the interpretation of this Agreement.

2.	PURCHASE AND TRANSFER OF SALE SHARES

2.1	Share Capital. The registered share capital of the Company amounts to EUR 25,000.00 and is divided into 25,000 shares with a nominal value of EUR 1.00 each.

2.2	Purchase and Transfer of Sale Shares. Upon the terms of this Agreement, the Seller hereby sells, transfers and assigns (tritt ab), under the condition precedent in Clause 2.3, all of the Company’s shares (the “Sale Shares”) to the Purchaser. The Purchaser hereby purchases the Sale Shares and accepts such transfer and assignment of the Sale Shares. The Seller hereby grants an - as long as the buyer is not in default with the payment of the purchase price according to clause 3.1 - irrevocable power of attorney to the Purchaser to exercise all rights of a shareholder of the Company to their full extent and without restrictions and in particular to pass all shareholder’s resolutions of the Company from the Closing Date until the Purchaser is deemed to be shareholder pursuant to Section 16 (1) Sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG). The Purchaser is authorised to grant a delegated power of attorney. The power of attorney is unlimited in scope internally provided that no financial obligations arise for the principal from its use.

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2.3	Condition precedent. The assignment of the Sale Shares is subject to the condition precedent that the purchase price has been paid in accordance with clause 3.1. The Seller shall immediately notify the Notary of the payment in text form. Any other proof shall remain unaffected. The acting notary hereby is instructed to file the Company’s updated list of shareholders reflecting the transfer of ownership with the relevant commercial register as soon as the Seller has informed the notary about the payment of the purchase price or other proof has been provided.

2.4	Ancillary Rights. The sale and transfer of the Sale Shares includes all ancillary rights appertaining thereto (Nebenrechte), including the rights to any profits (Gewinnbezugsrechte) that have not been distributed prior to the Closing Date, if any.

3.	PURCHASE PRICE, PAYMENTS

3.1	Purchase Price. The consideration payable by the Purchaser for the Sale Shares (the “Purchase Price”) shall be EUR 25,000.00.

3.2	Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser to the Seller within five days of this Agreement (such payment date, the “Closing Date”). The Seller will deliver to the Purchaser an extract from the commercial register of the local court of Berlin (Charlottenburg) dated the Closing Date. The costs of notarisation will be borne by the Purchaser.

3.3	– deleted -

3.4	Mode of Payment. Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or as otherwise provided by law, free of bank and/or any other charges. Any payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable in accordance with this Agreement.

3.5	Bank Account. Any payments to the Seller under this Agreement shall be made to the following bank account:

Beneficiary:	Anabel Johanna Lena Oelmann
IBAN:	DE62101201006160708010
BIC:	WELADED1WBB

4.	SELLER’S REPRESENTATIONS AND WARRANTIES

Seller’s Guarantee. The Seller hereby guarantees to the Purchaser, subject to any limitations contained in this Agreement, by way of an independent (selbstständiges Garantieversprechen) guarantee that the statements contained in this Clause are correct as of the Closing Date or any other date stipulated in this Clause (the “Seller’s Guarantees”).

4.1	Status of Seller. The Seller has the right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein. No insolvency or similar proceedings have been opened or applied for regarding the assets of the Seller.

4.2	The Company.

4.2.1	Corporate Status and Corporate Issues.

(a)	The Company has been duly established and is validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany.

(b)	The Company does not hold any interests in other companies, directly or indirectly, and has no other corporate relations of any kind with third parties. The Company has not assumed any obligation to acquire enterprises, companies, shares or interest, whether within the framework of sale or purchase transactions, capital increases, mergers, spin-offs or other such agreements.

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(c)	No insolvency proceedings have been filed for or commenced with regard to the assets of the Company.

(c)	No insolvency proceedings have been filed for or commenced with regard to the assets of the Company.

4.2.2	The Sale Shares.

(a)	The Sale Shares have been validly issued and fully paid in. The Sale Shares are not subject to any sale, contribution or other contractual arrangement creating an obligation to transfer or encumber.

(b)	The Seller holds undivided and unrestricted title to the Shares, in particular, there exist no conversion rights, purchase rights, pre-emptive rights or options and/or other acquisition rights of third parties including rights to issue new shares or to grant voting rights, There are no agreements, understandings or obligations regarding such rights of third parties either. No third party has claimed any such right regarding the Sale Shares. The Sale Shares carry full voting rights and are not subject to any exclusion or restriction of voting rights.

4.2.3	Conclusion of this Agreement.

	(a)	The Seller is not bound by any agreement according to which (i) the consent (approval) of any third party to, or other cooperation of any third party in, the conclusion of this Agreement is required or (ii) the transfer of the Sale Shares hereunder must be notified to third parties, except for any provisions set forth in the articles of association of the Company.

	(b)	The Seller will not violate any applicable laws, decrees, other regulations and administrative acts, rights of third parties or obligations of any kind by concluding or by the implementation of this Agreement. The conclusion and implementation of this Agreement do not constitute any rights of cancellation or reclaim or other rights of any counter party of the Company or third parties.

	(c)	There is no action, lawsuit, investigation or proceeding pending or threatened in writing or otherwise - to the Seller’s Best Knowledge - known by the Seller against the Seller or the Company before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.

4.2.4	Intellectual Property and Software, IT and Data Protection

	(a)	The Company is the legal and lawful owner or licensee of all intellectual property rights necessary for the continued conduct of its businesses in compliance with the law to the ex-tent and in the manner presently conducted (the “Necessary IP Rights”, It being understood that such term expressly excludes such intellectual property rights related to cannabinoid oils as have been transferred to Seller prior to the date hereof). The Necessary IP Rights (i) are all available to the Company without limitations, in particular – to the Seller’s Best Knowledge – no third party rights or similar claims exist with regard to a Necessary IP Right which might potentially adversely affect the business operations to the extent and in the manner presently conducted, (ii) are all legally valid and effective, in particular no Necessary IP Right has been challenged by a third party, and there is – to the Seller’s Best Knowledge – neither an indication that such challenge might arise, nor is there any other risk of the extinction or the invalidation of a Necessary IP Right and (iii) are not infringed by third parties, and to the Seller’s Best Knowledge, there is no indication that there is a risk of such an infringement.

	(b)	Schedule A contains a true and correct list of the internet domains, utility models (Gebrauchsmuster), design patents (eingetragenes Design) and other intellectual property rights owned by the Company (the “Owned IP Rights”, It being understood that such term expressly excludes such intellectual property rights related to cannabinoid oils as have been transferred to Seller prior to the date hereof). To the Seller’s Best Knowledge, the Owned IP Rights are not subject to any pending proceedings for opposition, cancellation, revocation or rectification that may negatively affect the operation of the Business as currently conducted. To the Seller’s Best Knowledge, the Company does not materially infringe any intellectual property rights of third parties.

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	(c)	Schedule A contains a true and correct list of all material intellectual property rights licensed or sub-licensed by any third party to the Company and correctly states for each such right the type, subject matter, applicable register or other identification data, if any, the licensor, and the date of the license agreement (the “Licensed IP Rights”). All agreements providing for a license to the Company to use any Licensed IP Rights are in full force and effect and enforceable against the licensor in accordance with their terms. To the Seller’s Best Knowledge, no intellectual property rights other than the Owned IP Rights and the Licensed IP Rights are currently used by or necessary for the Company to conduct the Business as currently conducted.

	(d)	The Company owns, or has lawfully and in due form leased or rented or licensed, the complete hardware, communication systems, networks and other information technology, which is used or needed by the Company to carry on its business operations to the extent and in the manner presently conducted (“IT”), or the Company is entitled to use such IT to an unlimited extent based on other arrangements for at least 12 months from the Closing Date. The IT is in sound and serviceable condition allowing the Company to conduct its business operations to the extent and in the manner presently conducted for a term of at least 12 months.

	(e)	The Company collects, processes, saves and protects personal data of every kind, in particular that of employees and customers in accordance with data protection regulations. The Company has processed or passed on any such data without the required consent granted in due form by the person concerned or without the existence of a statutory authorization.

	(f)	To the extent required by law, the Company has appointed a data protection supervisor (Datenschutzbeauftragte) or has reported its data processing to the competent supervising authority for data protection (datenschutzrechtliche Aufsichtsbehörde).

4.2.5	Permits and Licenses

	(a)	The Company has obtained and is operating in compliance with all necessary public law licenses, consents, concessions and permits of any kind required for the conduct of their business operations and the construction and operation of their buildings, facilities, and installations (jointly the “Permits”).

	(b)	All Permits are in full force and effect, and none of the Permits has been entirely or partly terminated, withdrawn, restricted or revoked. To the Seller’s Best Knowledge, no information or circumstances exist which might justify the withdrawal, restriction or revocation of a Permit or the imposition of a condition by a governmental authority, including as a consequence of the conclusion or implementation of this Agreement. No Permit will expire within a term of 12 months after the Closing Date.

4.2.6	Compliance with Laws.

	(a)	To the Seller’s best knowledge, the Company’s business operations were always managed in accordance with any and all applicable legal requirements (including rules on data protection, medical products, product safety and employee safety). The Company’s business operations, the products manufactured, sold or distributed by the Company and any services or other work provided by it do not violate any applicable legal requirements.

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(b) Neither the Company nor any of its officers, directors, board members, employees or representatives have granted, promised or raised the prospect of an unlawful advantage or benefit in connection with the Business, nor has any person been granted, promise or given the prospect of such an advantage or benefit.

4.2.7

Litigation. There are no pending cases of litigation, either before a court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren) in which the Company is involved, either as plaintiff, defendant or otherwise.

4.2.8	Taxes.

(a) The Company has duly (ordnungsgemäß) and timely (rechtzeitig) filed all Tax Returns up to the Closing Date. The Company has paid all Taxes and advance payments of Taxes being due concerning tax assessment periods commencing prior to the Closing Date. To the extent that Taxes concerning tax assessment periods commencing prior to the Closing Date have not yet been paid in full or at all, either sufficient provisions for such Tax debts have been provided for in the financial statements of the Company or such Tax debts have been included as liabilities therein.

(b) No investigative actions, external audits or other official or judicial proceedings relating to taxes of the Company have been initiated, are imminent or threatened insofar as they relate to the period up to the Closing Date.

(c) The Company does not have any permanent establishments, permanent representatives or employees within the meaning of the tax laws outside the state in which the Company has its registered office.

4.3	– deleted -

4.4	– deleted -

4.5

Seller’s Best Knowledge. “Seller’s Best Knowledge,” within the meaning of this Agreement, shall include all facts and circumstances, which the Seller knows, knew or should have known or the knowledge of which is attributable to the Seller under the applicable provisions.

5.	REMEDIES FOR BREACH

5.1

Breach; Remedies. If any of the Seller’s Guarantees are incorrect or incomplete (“Breach”), the Seller shall put the Purchaser or, at the Purchaser’s sole discretion and on Purchaser’s written request, the Company into the position that the Purchaser or the Company, as the case may be, would have been in had there not been a Breach If the Seller fails, refuses or is unable to achieve this within two (2) months after having been notified by the Purchaser of the Breach in writing, the Purchaser may claim monetary damage compensation to put the Purchaser or the Company, as the case may be, upon sole choice of the Purchaser, in the financial position as if there had been no Breach. The Seller shall indemnify and hold the Purchaser (and in such case not the Company), or upon request of the Purchaser and/or the Company as the case may be (and in such case not the Purchaser), harmless from any and all claims made against the Company based on a Breach, including attorneys’ fees incurred by the Purchaser to the extent required by applicable law.

5.2	Exclusion. The Parties hereby agree that the remedies that the Purchaser may have against the Seller based on a Breach shall entirely be governed by the provisions of this Agreement.

5.3

Notification of Breach. The Purchaser shall notify the Seller in writing of any potential Breach, stating, to the extent reasonably possible and practical, the nature thereof and the amount involved, without undue delay (unverzüglich) after discovery of the relevant facts and circumstances underlying such potential breach or non-fulfilment.

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6.	PURCHASER’S GUARANTEES AND COVENANTS

6.1

Purchaser’s Guarantee. The Purchaser hereby guarantees to the Seller by way of an independent guarantee that the statements contained in this Clause are correct as of the Closing Date or any other dates stipulated in this Clause.

	6.1.1	Corporate Status; Due Authorization. The Purchaser has been duly established and is validly existing as a stock corporation under the laws of the State of Nevada, United States of America. The Purchaser has the right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein. All required approvals of any corporate bodies of the Purchaser for consummating the transactions contemplated in this Agreement have been obtained.

	6.1.2	No Insolvency. No insolvency or similar proceedings have been commenced or applied for regarding the assets of the Purchaser.

	6.1.3	No Violation. The execution and consummation of this Agreement and of the transactions contemplated in this Agreement by the Purchaser do not violate its articles of association or bylaws and are not subject to challenge by any third party on any legal basis, including on the basis of any laws for the protection of creditor rights.

7.	CONFIDENTIALITY, PUBLIC ANNOUNCEMENTS

7.1	Confidential Information. For all purposes of this Agreement, Confidential Information means:

	7.1.1	the content of this Agreement;

	7.1.2	all information created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement, including, but not limited to, business, organizational, technical, financial, marketing, operational, regulatory or sales information of the Seller, the Purchaser, the Purchaser’s Affiliates, received by a Party from a disclosing Party in connection with or pursuant to this Agreement or relating to, as the case may be, the Seller, the Purchaser or the Purchaser’s Affiliates; and

	7.1.3	in addition, thereto, with respect to the Seller, all information relating to the Business.

7.2

Confidentiality Undertaking. The Parties undertake to treat all Confidential Information as strictly confidential and to refrain from disclosing it to any third parties, unless such Confidential Information is or has been:

	7.2.1	made available by the disclosing Party for general release independent of the receiving Party;

	7.2.2	made public as required by law, court proceedings or stock exchange regulations; or

	7.2.3	made part of the public domain without breach of the confidentiality obligations established hereunder by the receiving Party.

7.3

Permitted Disclosure. A receiving Party may disclose Confidential Information of a disclosing Party to its Affiliates and its and their Directors and Officers, employees and external advisors, lenders and insurance carriers who (i) have specifically agreed in writing to the non-disclosure of the terms and conditions hereof or (ii) are bound by professional or contractual secrecy obligations (Other Recipients). Each Party which has disclosed Confidential Information to an Other Recipient shall be liable for the disclosure of Confidential Information to any third party by such Other Recipient, regardless of any fault of the Other Recipient. Any violation by a Party or by an Other Recipient of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief.

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7.4	Public Announcements. The Parties undertake that, without the written consent of the other Parties, neither Party shall make any public announcement regarding this Agreement, unless required by applicable law or stock exchange regulations applicable to the respective Party. The Party wishing to make any permitted announcement shall, to the extent legally permissible, notify the other Parties thereof in writing such notice to be given a reasonable period of time prior to such announcement, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.

8.	MISCELLANEOUS

8.1	Governing Law. This Agreement will be governed by, and all disputes arising out of or in connection with this Agreement shall be resolved in accordance with, the laws of Germany excluding its private international law and the United Nations Convention on the Contracts of the International Sale of Goods (CISG).

8.2	Venue. Any dispute, controversy or claim arising out of or in connection with this Agreement, including its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be exclusively resolved by the local courts of Berlin, Germany.

8.3	Notices. Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter, fax or email transmitted pdf copies to such address as either party shall designate from time to time.

8.4	Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersede any prior understandings, agreements, or guarantees by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

8.5	Third Parties. This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, any third parties.

8.6	Amendments. Any amendments to this Agreement (including amendments to this Clause) shall be valid only if made in writing and notarised, unless another form is required by mandatory law.

8.7	Assignment. No Party shall be entitled to assign any rights or claims under this Agreement without the prior written approval of the other Parties.

8.8	Set-off and Retention. Except as explicitly provided for in this Agreement, no Party shall be entitled to any set-off (Aufrechnung) or retention (Zurückbehaltung) with respect to any rights or claims under this Agreement, unless the right or claim of the Party claiming a right of set-off or retention has been acknowledged in writing by the other Party or has been confirmed by a final decision of the competent court.

8.9	Partial Invalidity. Should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions. The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

[Remainder of page intentionally left blank]

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This Agreement has been entered into by:

/s/ Anabel Oelmann
Anabel Oelmann
10.03.2022
Date / Place

The Healing Company Inc.

/s/ Simon Belsham
Simon Belsham CEO
10.03.2022
Date / Place

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Schedule A

Intellectual Property Rights

1.	European Union trade mark

Application number: 018132357 Trade mark: NOEO

Trade mark type: Figurative mark containing word Elements

2.	European Union trade mark

Application number: 018128883 Trade mark: NOEO

Trade mark type: Word Trademark

3.	Internet-Domain

noeo.co

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